Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL EXPECTS TO GROW EARNINGS PER SHARE AT COMPOUND ANNUAL RATE OF 17 TO 22 PERCENT THROUGH 2008

WASHINGTON, June 2, 2005 – Marriott International, Inc. (NYSE: MAR) will tell security analysts and institutional investors at a meeting in Miami Beach that, assuming Revenue per Available Room (REVPAR) growth of 8 to 10 percent for 2005 and 4 to 8 percent from 2006 through 2008, it expects earnings per share (EPS) to increase at a compound annual rate of 17 to 22 percent through 2008, excluding earnings from its synthetic fuel investment.

The company will say that it expects to increase its market share with a plan to add 75,000 to 90,000 hotel rooms to its worldwide hotel system between 2006 and 2008. Twenty percent of the room additions are expected to be conversions from other brands and one quarter are expected to be outside of the United States. Marriott also will say that it sees tremendous growth opportunities in Europe and Asia. It expects to increase its presence in Europe by 15 percent by the end of 2008 and to have 75 hotels in China within 10 years. Currently, 15 Ritz-Carlton hotels have signed agreements and are under development, including hotels in Moscow, Beijing and Tokyo, and another 15 are in active discussion.

In addition, the company will announce that year-to-date through May 20, 2005, Marriott repurchased 11.3 million shares of its common stock at a cost of $716 million. The company expects to generate strong cash flow sufficient to provide for continued active share repurchases through 2008.

The company will provide 2008 EPS guidance for Marriott under three compound annual REVPAR growth assumptions for 2006 to 2008 of 4 percent, 6 percent and 8 percent. The company estimates that, assuming 4 percent compound annual REVPAR growth, EPS could grow to $3.75 and base management fees, franchise fees and incentive management fees could total approximately $1,370 million in 2008.

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Exhibit 99

At 6 percent annual REVPAR gains, EPS could reach $4.10 and base management fees, franchise fees and incentive management fees could total approximately $1,480 million by 2008. Under that scenario incentive management fees could grow by a compound annual growth rate of 25 percent and exceed the peak levels the company generated in 2000.

Under an 8 percent annual growth rate assumption EPS could reach $4.50, while fees could total as much as $1.6 billion, with incentive management fees of $415 million.

According to the company, with a 4 to 8 percent compounded growth rate assumption, the increase in fee revenue is expected to result in cash flow from operations over that three-year period of $3.0 billion to $3.5 billion. The company’s industry-leading timeshare business is also expected to post continued steady growth at a compound annual rate of 17 to 19 percent over 2004 levels.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “We have an exciting future. Across all of our brands, our expanding distribution, scale, culture-driven guest service and ongoing product renewals position us to be the unquestioned leader in our industry.”

Mr. Marriott noted that the company’s focus on guest preference has evolved strategically from defining operational excellence and securing loyalty to delivering a new and exciting experience.

“We and our owners are making significant new investments in our product – our new bedding package, our internet and technology offerings, and totally new room designs. We will continue to innovate our guestroom product, and we have new and exciting ideas for lobbies and other public spaces and in our food and beverage concepts.”

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Exhibit 99

Marriott’s product leadership is already underway as the company installs new, stylish, plush and crisp bedding on 628,000 beds in 2,400 hotels across its brands worldwide. Guest rooms are being completely redesigned to feature a product that is sophisticated, warm and inviting. In addition to the new bedding, the rooms include totally transformed bathrooms with granite counter-tops, sleek dressers, and sophisticated technology. Customer research demonstrates that redesigned rooms have the potential to increase room rates significantly, the company said.

Among hotels already refreshed, the impact is striking. Marriott expects to reinvent 150 of its 200 oldest Courtyard hotels by year-end 2005. In the first quarter of 2005, reinvented Courtyards enjoyed a five percentage point premium in guest satisfaction with faster growing hotel-level profit margins than non-reinvented hotels. Of 500 Residence Inns, more than 70 have been fully refreshed to date. Those reopened for at least four months have nearly an 11 percentage point higher average guest satisfaction score and 12 percentage point higher RevPAR growth than non-refreshed properties.

Marriott is also expected to say that The Ritz-Carlton Hotel Company, L.L.C. was named, by Luxury Institute in New York City, “the most prestigious luxury brand” among 52 elite brands rated by wealthy consumers in the United States.

In surveys, Marriott’s owners reveal a 13:1 preference for Marriott brands over the next leading competitor. In further comparisons to leading competitors, Marriott is expected to show meaningfully higher property level margins among U.S. full service brands.

As a result of its investment in the synthetic fuel business, the company has recognized $482 million in tax credits from 2002 through the first quarter of 2005, under section 29 of the Internal Revenue Code. The tax credit allowance expires at the end of 2007. Therefore, the company’s earnings estimates for 2008 do not include any amounts from the synthetic fuel business. The company believes that its synthetic fuel business will likely not be affected in 2005 by a complex federal formula that begins to reduce synthetic fuel tax credits once oil prices reach a certain threshold. In 2004, Marriott’s synthetic fuel investment contributed $0.44 in earnings per share to the company’s financial results.

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Exhibit 99

The company will also say that it estimates the initial adoption of the American Institute of Certified Public Accountants’ Statement of Position 04-02, “Accounting for Real Estate Time-sharing Transactions,” will result in a one-time non-cash pre-tax charge of approximately $150 million to $175 million in fiscal 2006, consisting primarily of the write-off of deferred selling costs and establishing the required reserve on notes. The company estimates that the ongoing impact of this accounting change will be immaterial.

Marriott’s analyst conference is today, June 2, 2005, from 8:30 a.m. (ET) to 3 p.m. and will be available via webcast at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the Analyst Meeting link. A replay will be available at that same site.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending; our anticipated results from synthetic fuel operations and the anticipated favorable resolution of the IRS’s placed-in-service challenge; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the pace and extent of the current recovery in both the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; uncertainties inherent in the IRS audit and appeals process; and the uncertain effect on our production plans of the potential reduction or elimination of projected future tax credits for synthetic fuel if average crude oil prices in 2005 and beyond exceed certain statutory thresholds; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with over 2,600 lodging properties in the United States and 65 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and had approximately 133,000 employees as of December 31, 2004. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion. For more information or reservations, please visit our web site at www.marriott.com.

Exhibit 99